SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. __)(1)

                              Siena Holdings, Inc.
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                                (Name of Issuer)

                                     common
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                         (Title of Class of Securities)

                                   826203101
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                                 (CUSIP Number)

 W. Joseph Dryer, President, 5068 W. Plano Parkway, Suite 300, Plano, TX 75093
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                August 16, 2001
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             (Date of Event Which Requires Filing of This Statement)

                         (Continued on following pages)

                               (Page 1 of _ Pages)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                         SCHEDULE 13D                Page _ of __ Pages
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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              John P. Kneafsey
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
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3     SEC USE ONLY


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4     SOURCE OF FUNDS*

                       PF
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5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

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6     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
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                  7     SOLE VOTING POWER

                                2,844,290
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                       2,844,290
    WITH                --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER


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11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,844,290
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12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|


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13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               47.40%
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14    TYPE OF REPORTING PERSON*

                   IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. Security and Issuer.

        Siena Holdings, Inc., common stock, 826203101
        5068 W. Plano Parkway, Suite 300
        Plano, TX 75093

Item 2. Identity and Background.

        John P. Kneafsey, President, Pathfinder Advisory Services, Inc. 9515 Deereco Road, Suite 903, Timonium, MD 21093
        No criminal proceedings, No civil proceedings
        Citizen of the United States of America

Item 3. Source and Amount of Funds or Other Consideration.

        Personal Funds -- $163,165.

Item 4. Purpose of Transaction.

        Personal Investment

Item 5. Interest in Securities of the Issuer.

        a. 47.40% b. Sole voting 2,844,290 & sole dispositive 2,844,290
        c. Aquired 137,960 by John P. Kneafsey as follows:
              7/23/01 33,155 @ 1.16 on Open Market
              8/16/01 104,805 @ 1.18 on Open Market

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

        N/A

Item 7. Material to be Filed as Exhibits.

        N/A

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        3/11/01
                                       ----------------------------------------
                                                        (Date)

                                                 /s/ John P. Kneafsey
                                       ----------------------------------------
                                                      (Signature)

                                       John P. Kneafsey
                                       ----------------------------------------
                                                     (Name/Title)

Attention: Intentionlal misstatements or omission of fact constitute federal criminal violations (see 18 U.S.C. 1001).